EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

between

SOLAR CAPITAL CORP.

and

SUNGARD DATA SYSTEMS INC.

Dated as of March 27, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2005 (this “Agreement”), between SOLAR CAPITAL CORP., a Delaware corporation (“Merger Co”), and SUNGARD DATA SYSTEMS INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of the Company and Merger Co deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be adopted by the Company’s stockholders); and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $36.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Co and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on the date following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing) that is the earlier of (a) a date during the Marketing Period to be specified by Merger Co on no less than three business days’ notice to the Company and (b) the final day of the Marketing Period, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Merger Co and the Company (the date on which the Closing occurs, the “Closing Date”).

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation; Bylaws. (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Merger Co until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is SunGard Data Systems Inc.”

(b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.06 Directors and Officers. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the individuals set forth on Exhibit A shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $36.00 in cash, without interest (the “Merger Consideration”), payable upon surrender in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Merger Co-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Co or any direct or indirect wholly owned subsidiary of Merger Co immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. Shares held by wholly owned Subsidiaries of the Company shall remain outstanding.

(c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, the Company shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Exchange Fund for Dissenting Shares. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 of the DGCL (“Section 262”).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Paying Agent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options. (a) Except to the extent otherwise agreed by Merger Co and the holder thereof, immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement set forth in Section 3.03(a)(i) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). Except with respect to the Company Stock Options held by certain employees of the Company and identified to Merger Co prior to the Closing Date (the “Scheduled Options”), at the Effective Time, each Company Stock Option not theretofore exercised shall be converted into the right to receive, upon the exercise thereof and payment of the applicable exercise price, an amount in cash (without interest) equal to the per share Merger Consideration multiplied by each share of Company Common Stock subject to the Company Stock Options so exercised. Unless so exercised, each outstanding Company Stock Option so converted shall, immediately following such conversion, be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “Option Amount”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence.

(b) Prior to the Effective Time, upon the Company’s request, Merger Co shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Escrow Agent”), and (ii) enter into an escrow agreement with such Escrow Agent, in form and substance reasonably acceptable to the Company and including provisions related to the payment of the Option Amount after the Effective Time pursuant to Section 2.04(a). At the Effective Time, at the Company’s election, Merger Co shall (x) deposit with the Escrow Agent, for the benefit of the holders of Company Stock Options (other than Scheduled Options), cash in an amount sufficient to pay the aggregate Option Amount required to be paid pursuant to Section 2.04(a) or (y) deliver, or cause to be delivered, the aggregate Option Amount to the Surviving Corporation for payment to holders of Company Stock Options (other than Scheduled Options) as directed by the Company prior to the Effective Time.

(c) Each Scheduled Option not exercised prior to the Effective Time shall remain outstanding in accordance with its terms, subject to the adjustments agreed upon by the holder thereof and Merger Co.

(d) The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Option Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the Company Stock Options to implement the foregoing provisions of this Section 2.04.

SECTION 2.05 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 2.02(b) or, if a portion of the Exchange Fund deposited with the Paying Agent to pay for Shares that become Dissenting Shares has been delivered to the Surviving Corporation in accordance with Section 2.02(d), upon demand to the Surviving Corporation.

(b) The Company shall give Merger Co (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Co, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure), the Company hereby represents and warrants to Merger Co as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation. limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary set forth on Section 3.01(a) of the Company Disclosure Schedule (each a “Material Subsidiary”) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole, (ii) has arisen out of the operations or relates directly to the assets of the Company or its Subsidiaries (and not the industry generally) and would reasonably be likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (iii) would reasonably be expected to prevent the consummation of the Merger or prevent the Company from performing its obligations under this Agreement; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Company Material Adverse Effect”: any event, circumstance, change or effect resulting from or relating to (A) a change in general economic or financial market conditions, (B) any acts of terrorism or war (except, in the case of (A) and (B), to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and the Subsidiaries conduct their business), (C) the announcement of the execution of this Agreement or the pendency or consummation of the Merger, or (D) compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, that solely with respect to the representations and warranties set forth in Section 3.05, the exceptions set forth in clauses (C) and (D) shall not apply.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock (or other equity interest) of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(b) of the Company Disclosure Schedule also lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Merger Co a complete and correct copy of the Certificate of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation and Bylaws (or similar organizational documents) are in full force and effect. Neither the Company nor any Material Subsidiary is, nor has been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or similar organizational documents). No Subsidiary (other than the Material Subsidiaries, which are subject to the preceding sentence) is, or has been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or similar organizational documents), except for violations that would not have a Company Material Adverse Effect. The Company has made available to Merger Co complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), other than the portion of any minutes regarding the deliberations of the Company Board (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives, and of the stockholders of the Company, in each case since January 1, 2002.

SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 800,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of March 15, 2005, (i) 288,647,157 shares of Company Common Stock are issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 3,934,537 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, and (iv) 53,102,460 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options). Since March 15, 2005 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of March 15, 2005, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. Section 3.03(a)(i) of the Company Disclosure Schedule sets forth, as of March 22, 2005, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Section 3.03(a)(ii) of the Company Disclosure Schedule sets forth each Company Stock Option outstanding as of March 22, 2005, the number of Shares issuable thereunder, the expiration date and the exercise price thereof.

(b) Except as set forth in Section 3.03(a) and except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 18, 2000 (the “Company Rights Agreement”), between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or have accrued since December 31, 2004. To the knowledge of the Company, all of the Shares have been issued by the Company in compliance with applicable federal securities Laws.

(c) Each outstanding share of capital stock (or other equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary (except for, in the case of certain non-United States Subsidiaries, nominal numbers of shares held by a director, officer or other agent of a Subsidiary in trust for such Subsidiary) free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

(d) The only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts, capital leases or purchase price obligations with respect to acquisitions) is (i) $250,000,000 in aggregate principal amount of 3.75% Senior Subordinated Notes due 2009, (ii) $250,000,000 in aggregate principal amount of 4.875% Senior Subordinated Notes due 2014, and (iii) borrowings that would be permitted under Section 5.01 if incurred after the date hereof. As of the date of this Agreement, there are no outstanding amounts under the Company’s $600,000,000 senior unsecured revolving credit facility, dated as of January 9, 2004, among the Company and the lenders and agents named therein (the “Credit Agreement”).

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the “Other Transactions”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) (other than clause (viii) thereof) have been obtained and that all filings and other actions described in Section 3.05(b) (other than clause (viii) thereof) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give rise to a material obligation to purchase, license or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a ”Governmental Authority”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the “NYSE”), (v) any required filing with, and any required approval of, the National Association of Securities Dealers, Inc. or its wholly owned subsidiary, NASD Regulation, Inc., or any successor entity or entities thereto (collectively, the “NASD”), (vi) any filings with, and approvals from, relevant state securities administrators, (vii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any Company Permit would not have a Company Material Adverse Effect. To the knowledge of the Company, neither it nor any Material Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such person’s Company Permit.

(b) Each of the Company and each Subsidiary is, and since January 1, 2002 has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, except where the failure to be in such compliance would not have a Company Material Adverse Effect.

(c) To the knowledge of the Company, neither it nor any Subsidiary has received any written notification or communication from any Governmental Authority (A) threatening to revoke any such person’s franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, except as would not have a Company Material Adverse Effect, (B) requiring any such person to enter into a cease and desist order which if entered into would have a Company Material Adverse Effect, or (C) restricting or disqualifying such Person’s activities, except for restrictions generally imposed by (1) rule, regulation or administrative policy on brokers, dealers or investment advisors generally or (2) by a Self-Regulatory Organization on brokers, dealers or investment advisors generally, or except as would not have a Company Material Adverse Effect. For purposes of this Agreement, “Self-Regulatory Organization” shall have the meaning set forth in Section 3(a)(26) of the Exchange Act.

(d) To the knowledge of the Company, (A) except as would not have a Company Material Adverse Effect, none of the Company, the Subsidiaries or any of their respective directors or executive officers is, nor is any affiliate thereof, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, (B) there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(e) To the knowledge of the Company, neither the Company nor any Subsidiary, other than each Broker-Dealer Subsidiary that is so registered, is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any applicable Law. For purposes of this Agreement, “Broker-Dealer Subsidiary” means SunGard Institutional Brokerage Inc., SunGard Global Execution Services LLC, Assent LLC and SunGard Advisor Technologies Inc.

(f) To the knowledge of the Company, neither the Company nor any Subsidiary has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer or investment advisor with the SEC, the securities commission of any state or foreign jurisdiction or any Governmental Authority.

(g) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(h) Except as would not have a Company Material Adverse Effect, (i) the Company has established and maintains a system of internal accounting control sufficient to comply with all legal and accounting requirements applicable to the Company, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (iii) to the knowledge of the Company, the Company has not received complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices. The Company has made available to Merger Co a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2004 regarding significant deficiencies, material weaknesses and fraud.

SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated for accounting purposes.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.08 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger, including the Schedule 13E-3 (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Co or any affiliate of Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any Company Material Adverse Effect. Since December 31, 2004 and prior to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice except for activities related to the previously announced proposed separation of the Company’s availability services business from the Company, and (b) neither the Company nor any Subsidiary has:

(i) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had or would have a Company Material Adverse Effect; or

(ii) taken any action that would be prohibited by clauses (a) through (s) of Section 5.01 if taken after the date hereof.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no executive officer or director of the Company is a defendant in any Action in connection with his status as an executive officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Company Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Merger Co a true and complete copy (where applicable) of (i) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (ii) each trust or funding arrangement prepared in connection with each such Plan, (iii) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(b) None of the Company or any Subsidiary or any other person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Section 3.11(b) of the Company Disclosure Schedule (each, a “Change in Control Agreement”), no Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(d) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not have a Company Material Adverse Effect, and (ii) except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no Plan provides post-termination welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination welfare benefits other than health care continuation as required by Section 4980B of the Code.

(e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect.

(f) With respect to each Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as would not have a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance with all applicable Law in all material respects.

SECTION 3.12 Labor and Employment Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any Subsidiary, nor to the knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. Except as would not have a Company Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

SECTION 3.13 Real Property. (a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Subsidiaries, taken as a whole (the “Owned Real Property”). The Company or any Subsidiary has good, valid and marketable title to all of the Owned Real Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or have a Company Material Adverse Effect (collectively, “Permitted Liens”).

(b) Section 3.13(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Subsidiaries, taken as a whole (the “Leased Properties”), with the name of the lessor and the date of the lease or sublease, any guaranty given by the Company or any Subsidiary in connection therewith and each material amendment to any such lease or sublease. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable lease or sublease relating thereto and Permitted Liens.

SECTION 3.14 Intellectual Property. (a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property (as defined below) used in, or, to the knowledge of the Company, necessary in, the conduct of the business of the Company and the Subsidiaries, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any copyrights, trademarks, service marks, trade names or trade secrets and, to the knowledge of the Company, United States patents of any third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company as of the date hereof, no claim or demand has been given in writing to the Company or any Subsidiary that the conduct of the business of the Company or any Subsidiary Infringes upon or may Infringe upon the Intellectual Property rights of any third party (including any demand that the Company or a Subsidiary must license or refrain from using any Intellectual Property of a third party).

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and registered service marks, trademark and service mark applications and, to the knowledge of the Company, all patents and patent applications, currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Scheduled Intellectual Property”). Each item listed on Section 3.14(b) of the Company Disclosure Schedule has been duly registered or application filed with the U.S. Patent and Trademark Office or such other foreign governmental authority. To the knowledge of the Company, all trademark application, renewal or other similar fees have been properly paid and are current, and all trademark registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence, ownership of any portion of the registered Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, none of the Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, has been previously adjudged to be invalid or unenforceable in whole or in part.

(c) Except as would not have a Company Material Adverse Effect, with respect to (i) the registered Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, and (ii) Computer Software, proprietary data and trade secrets owned or purported to be owned by the Company or any Subsidiary material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, no person has engaged in any activity that has Infringed upon the Owned Intellectual Property in any material respect. Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”).

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are taking commercially reasonable actions to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information. Without limitation, such reasonable actions have included requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have worked with Owned Software. To the knowledge of the Company, (i) there has been no unauthorized disclosure of any material trade secrets of the Company or any Subsidiary, and (ii) there has been no material breach of the Company’s or any Subsidiary’s security procedures wherein material Company confidential information has been disclosed to a third person.

(f) Except as would not have a Company Material Adverse Effect, with respect to each item of Computer Software which is included in Owned Intellectual Property (“Owned Software”) the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, maintenance and support of the Owned Software as used, distributed, maintained, or supported in the business of the Company and the Subsidiaries. Other than pursuant to agreements entered into in the ordinary course of business, no person other than the Company and its Subsidiaries has any rights to use, sell, license, transfer or otherwise exploit the Owned Software (except for portions thereof that may consist of embedded third party products licensed from others) material to the business of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have disclosed Owned Software source code to any other person only pursuant to written confidentiality terms that reasonably protect the Company’s or Subsidiary’s rights in the Owned Software. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms or escrow agents pursuant to valid source code escrow agreements, no person other than the Company and the Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary is obligated to support or maintain any of the Owned Software except pursuant to agreements that provide for periodic payments to the Company or a Subsidiary for such services.

(g) For purposes of this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable or binary code.

(h) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against the Company or any Subsidiary.

SECTION 3.15 Taxes. (a) Except as would not have a Company Material Adverse Effect, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, and (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof. All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

(b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

(c) (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.

(ii) “Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

SECTION 3.16 Environmental Matters. (a) Except as would not have a Company Material Adverse Effect, (i) none of the Company or any of the Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) to the knowledge of the Company, there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, that would reasonably be expected to result in a liability to the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such permits; and (iv) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances.

(b) Merger Co acknowledges that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or to the Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license, registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in or regulated under the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

SECTION 3.17 Specified Contracts. (a) Except as would not have a Company Material Adverse Effect, (i) each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, the Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, no counterparty is in breach or violation of, or default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries have received any claim of default under any Specified Contract, and (v) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(b) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary;

(ii) any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $100,000,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Subsidiaries under such Contract are greater than $100,000,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a);

(iv) any Contract that purports to limit the right of the Company or the Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

(v) any Contract known to the executive officers of the Company that purports to limit the right of affiliates of the Company other than its Subsidiaries (A) to engage or compete in any line of business, or (B) to compete with any person or operate in any location;

(vi) any Contract that (A) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) any Contract entered into after January 1, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $100,000,000;

(viii) any Contract which by its terms calls for aggregate payments by the Company and the Subsidiaries under such Contract of more than $100,000,000 over the remaining term of such Contract;

(ix) any Contract of the type specified in Section 5.01(o) or between or among the Company or a Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $60,000;

(x) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $50,000,000; and

(xi) any Contract required to be identified in Section 3.11(a) or 3.13(b) of the Company Disclosure Schedule.

A true and complete list of the Specified Contracts referred to in subsections (i) through (vii), (ix) (other than employment Contracts) and (x) above is set forth in Section 3.17(b) of the Company Disclosure Schedule, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports.

SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

SECTION 3.19 Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”). The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger.

(b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

SECTION 3.20 Company Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issued pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11 of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described in Section 13 of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares. No flip-in-event or flip-over event has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Shares. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

SECTION 3.21 Opinions of Financial Advisors. (a) The Company has received the opinion of Credit Suisse First Boston LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock (other than certain employees of the Company executing agreements with Merger Co) is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Merger Co promptly after the date of this Agreement.

(b) The Company has received the opinion of Lazard Frères & Co. LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Company Common Stock (other than Merger Co, any stockholders of Merger Co, any of the Company’s directors or management and any holders of Dissenting Shares) in the Merger is fair to such holders from a financial point of view. An executed copy of such opinion will be delivered to Merger Co promptly after the date of this Agreement.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC and Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Merger Co a complete and correct copy of any Contract between the Company and each of Credit Suisse First Boston LLC and Lazard Frères & Co. LLC pursuant to which Credit Suisse First Boston LLC or Lazard Frères & Co. LLC, as applicable, could be entitled to any payment from the Company relating to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Merger Co hereby represents and warrants to the Company that:

SECTION 4.01 Corporate Organization. Merger Co is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.

SECTION 4.02 Certificate of Incorporation and Bylaws. Merger Co has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Merger Co, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. Merger Co is not, nor has it been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

SECTION 4.03 Authority Relative to This Agreement. Merger Co has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by Merger Co and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Co, enforceable against Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, (i) conflict with or violate its Certificate of Incorporation or Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Co pursuant to any Contract to which Merger Co is a party or by which Merger Co or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) any required filing with, and any required approval of, the NASD, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its material obligations under this Agreement.

SECTION 4.05 Information Supplied . None of the information supplied by Merger Co or any affiliate of Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Merger Co, threatened, against Merger Co or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Merger Co nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Merger Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

SECTION 4.07 Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Financing. Merger Co has delivered to the Company true and complete copies of (a) executed commitment letters from Silver Lake Partners, L.P., KKR Millennium Fund, L.P., Bain Capital Fund VIII, L.P., TPG Partners IV, L.P., Blackstone Capital Partners IV L.P., Blackstone Communications Partners I L.P., GS Capital Partners 2000, L.P., GS Capital Partners V, L.P., and Providence Equity Partners V LP to provide equity financing in an aggregate amount of $3,500,000,000 (the “Equity Funding Letters”) and (b) an executed commitment letter (the “Commitment Letter”) from J.P. Morgan Securities Inc., Citicorp North America, Inc., Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. to provide Merger Co, the Company and certain existing or future subsidiaries or parents of Merger Co or the Company with (i) at least $4,750,000,000 in senior secured debt financing (the “Senior Secured Financing”), (ii) $500,000,000 in trade receivables financing (the “Receivables Financing”) and (iii) up to $3,500,000,000 in senior, senior subordinated or pay-in-kind debt bridge financing (the “Bridge Financing”, and together with the Senior Secured Financing, the Receivables Financing and any high yield debt financing used to fund the acquisition in lieu of such Bridge Financing (the “High Yield Financing”) being collectively referred to as the “Debt Financing”, and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). Each of the Equity Funding Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Merger Co and the other parties thereto. Each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Merger Co and, to the knowledge of Merger Co as of the date hereof, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Co under any term or condition of the Equity Funding Letters or the Commitment Letters. As of the date hereof, Merger Co has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letters or the Commitment Letters. Merger Co has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, will provide Merger Co with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement.

SECTION 4.09 Guarantees. Concurrently with the execution of this Agreement, Merger Co has delivered to the Company the guarantees of each of Silver Lake Partners, L.P., KKR Millennium Fund, L.P., Bain Capital Fund VIII, L.P., TPG Partners IV, L.P., Blackstone Capital Partners IV L.P., Blackstone Communications Partners I L.P., GS Capital Partners 2000, L.P., GS Capital Partners V, L.P. and Providence Equity Partners V LP (the “Guarantors”) in the form attached as Annex I to this Agreement (the “Guarantees”).

SECTION 4.10 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Co.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Merger Co (which consent, with respect to subsections (h), (i), (k), (n) and (q) below, shall not be unreasonably withheld):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws in a manner adverse to Merger Co;

(b) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest

(including any phantom interest), of the Company or any Subsidiary (except for (A) the issuance of Shares and associated Rights issuable pursuant to employee stock options outstanding on the date hereof under Company Stock Option Plans, or in connection with Share purchases under the ESPP to the extent set forth in Section 6.06(f), and (B) commitments to grant, at or after the Effective Time, stock options of the Surviving Corporation (that, to the extent the Surviving Corporation has different classes of stock, shall be proportional to option grants by the Surviving Corporation at Closing with respect to such different classes) with exercise prices equal to the then fair market value of the underlying Surviving Corporation stock (“Future Options”) (1) to newly hired or promoted employees of the Company or any Subsidiary between the date hereof and the Effective Time, or (2) to any person in connection with any acquisition by the Company or any Subsidiary made in accordance with Section 5.01(e)(i), provided that the aggregate number of shares of the Surviving Corporation stock with respect to which commitments for Future Options may be made pursuant to this Section 5.01(b)(i)(B) shall not exceed 0.2% of the total Future Options available for grant under the management equity award plan to be adopted by the Surviving Corporation (“Future Plan”) and that such Future Options so granted will be allocated to the “holdback” (as defined in the Future Plan) for newly hired and promoted employees following the Effective Date, and provided further that not more than 15% of such amount may be granted to any one individual; or (ii) any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary, other than in connection with the exercise of employee stock options;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $25,000,000, individually, or $100,000,000, in the aggregate; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice, (B) in connection with permitted acquisitions or (C) under the Credit Agreement in the ordinary course of business; (iii) grant any security interest in any of its assets; (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (v) except to the extent the amount is reflected in the 2005 operating budget of the Company provided to Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $25,000,000 for the Company and the Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its three existing business segments; or (vii) make investments in persons other than wholly owned subsidiaries, other than ordinary course investments in accordance with the Company’s existing investment policy provided to Merger Co prior to the date hereof;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or, except in the ordinary course of business, any Subsidiary (other than the Merger);

(g) (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer or, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice, any other current or former employee; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer or, except in the ordinary course of business and in a manner consistent with past practice, any other current or former employee; or (iii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers) or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a Plan if it were in existence as of the date of this Agreement, except as required by Law;

(h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(i) make any change to its methods of accounting in effect at December 31, 2004, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, (ii) as may be required by a change in applicable Law or (iii) as disclosed in the SEC Reports filed prior to the date hereof or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board (“FASB”) or any similar organization);

(j) write up, write down or write off the book value of any assets of the Company and the Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(k) pay, discharge, waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business and consistent with past practice;

(l) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business in any respect material to the business of the Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business;

(m) with the prior knowledge of any executive officer of the Company or any other individual listed on Section 9.03(a) of the Company Disclosure Schedule, enter into any agreement that restricts the ability of any stockholder or controlling affiliate of the Company or any of their respective affiliates (other than the Company and its Subsidiaries) to engage or compete in any line of business, it being understood that the Company shall, within 72 hours of the date hereof, provide notice to the appropriate personnel of the Company advising such personnel of the provisions of this Section 5.01(m) and directing such personnel to comply with, and notify an executive officer with respect to, any such provisions;

(n) other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, (i) enter into, amend, modify, cancel or consent to the termination of any Specified Contract (other than any Specified Contract described in Section 3.17(b)(ix)) or any Contract that would be a Specified Contract (other than any Specified Contract described in Section 3.17(b)(ix)) if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of the Company’s or any Subsidiary’s rights thereunder;

(o) enter into, amend, modify or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm’s-length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

(p) (i) transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole;

(q) fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and the Subsidiaries and their respective properties, assets and businesses, taken as a whole;

(r) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger, or (ii) take any action that would have a Company Material Adverse Effect; or

(s) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Nothing contained in this Agreement shall restrict or prohibit the Company from planning (but not implementing) the previously announced proposed separation of the Company’s availability services business from the Company.

SECTION 5.02 Conduct of Business by Merger Co Pending the Merger. Merger Co agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would reasonably be likely to prevent or materially delay the satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger (it being understood that nothing contained in this Section 5.02 shall prevent the Merger Co from taking actions in accordance with, and consistent with the time periods permitted by, Section 6.08).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement (but in any event within 10 business days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company and the Merger Co shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Merger Co shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Merger Co or any of their respective affiliates, officers or directors, should be discovered by the Company or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Subject to Section 6.04(c), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. The Company shall keep Merger Co updated with respect to proxy solicitation results as reasonably requested by Merger Co.

SECTION 6.03 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Merger Co and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Merger Co reasonable access, during normal business hours and upon reasonable prior notice by Merger Co, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Merger Co such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Merger Co or its Representatives may reasonably request.

(b) All information obtained by Merger Co or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated December 6, 2004 (the “Confidentiality Agreement”), between Silver Lake Management Company, L.L.C. and the Company; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld.

(c) No investigation pursuant to this Section 6.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage the submission of any Acquisition Proposal, (ii) initiate, participate in or continue discussions or negotiations regarding, or furnish to any person (other than Merger Co or its Representatives) any non-public information in connection with, or which would reasonably be expected to result in, any Acquisition Proposal, (iii) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Merger Co or its Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (iv) take any action (A) to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquisition Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, allow the Rights to expire prior to their expiration date or (B) to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person received after the date hereof, if and only to the extent that prior to taking such action the Company Board (A) determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.

(b) The Company shall notify Merger Co as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request, and shall provide to Merger Co, within such 48 hour timeframe, at the Company’s option, either (i) a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals or offers or (ii) a written summary of the material terms contained in such materials. The Company shall keep Merger Co reasonably informed of the status of any such discussions or negotiations and shall notify Merger Co (as promptly as practicable and in any event within 48 hours) orally and in writing of any modifications to the financial or other material terms of such inquiries, proposals or offers and shall provide to Merger Co, within such 48 hour timeframe, at the Company’s option, either (i) a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals or offers or (ii) a written summary of the material terms contained in such materials. The Company shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Merger Co. The Company agrees that neither it nor any of the Subsidiaries shall modify, amend, terminate, waive or release any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and which relates to a business combination involving the Company or any Subsidiary or the assets of the Company or any Subsidiary, except where the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable Law. To the extent that it has not already done so, the Company agrees that, as promptly as practicable after the date of this Agreement, it shall request each person with whom the Company has had any discussion regarding, or who has heretofore executed a confidentiality agreement with the Company in connection with, a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement to return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by an officer of such person) all confidential information heretofore furnished to such person by or on its behalf in connection with such potential Acquisition Proposal.

(c) Except as set forth in this Section 6.04(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw, or modify or change in a manner adverse to Merger Co, the approval or recommendation of this Agreement or the Merger by the Company Board (or any committee thereof) or cause the representation and warranty in Section 3.20 to be untrue; (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04). Notwithstanding the foregoing, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”). The Company shall not effect a Change in Board Recommendation pursuant to clause (x) above unless the Company has complied with its obligations under Section 6.04(b) and has observed the notice and negotiation provisions (including with respect to the number of days) contained in Section 8.01(h) to enable Merger Co to make a counter-offer. In addition, the Company shall not effect a Change in Board Recommendation pursuant to clause (y) above unless the Company has provided a written notice to Merger Co at least five business days prior to such Change in Board Recommendation. Notwithstanding anything to the contrary contained in this Section 6.04(c), the Company Board shall not effect a Change in Board Recommendation with respect to, and the Company shall not implement, a spin off of one or more of the Company’s business units or subsidiaries unless such spin off is a component of a Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, or (ii) withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation, unless in each case the requirements of Section 6.04(c) shall have been satisfied.

(e) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or group other than Merger Co relating to (1) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such person or group acting in concert, of (A) more than 25% of the fair market value (as determined in good faith by the Board) of the assets (including capital stock of the Subsidiaries) of the Company and its consolidated Subsidiaries, taken as a whole, (B) the Company’s investment support systems business, (C) the Company’s availability services business, or (D) over 25% of any class of equity securities of the Company; (2) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 25% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire the assets, securities or businesses described in any of clauses (A) through (D) above; provided, however, that an “Acquisition Proposal” shall not include a separation or spin off of one or more of the Company’s business units or subsidiaries from the Company.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the Bylaws of the Company, as amended to the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

(b) After the Effective Time, the Surviving Corporation shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary, in and to the extent of their capacities as such and not as stockholders and/or optionholders of the Company or Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Losses”) paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Bylaws of the Company, as amended to the date hereof, and without limiting any rights under any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to any single action or related actions (in addition to local counsel) except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Merger Co or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.05(c) of the Company Disclosure Schedule.

(d) In the event Merger Co or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Merger Co or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

(e) Merger Co shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.

SECTION 6.06 Employee Benefits Matters. (a) Merger Co hereby agrees that, for the period immediately following the Effective Time through and including December 31, 2006, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits and incentive compensation opportunities (other than equity-based compensation) that are no less favorable in the aggregate than those provided to the Employees immediately prior to the Effective Time. From and after the Effective Time, Merger Co shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

(b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Merger Co, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Without limiting any of the foregoing, Merger Co agrees that it shall, or shall cause the Surviving Corporation to maintain without modification or amendment the SunGard Severance Pay Plan (effective as of November 2002, a copy of which has been provided to Merger Co) during the period immediately following the Effective Time through and including December 31, 2006.

(d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Merger Co or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Merger Co shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(e) From and after the Effective Time, except as otherwise agreed by Merger Co and any of the individuals expressly identified by the Company to Merger Co as such prior to the date of this Agreement, Merger Co shall (i) assume and agree to be bound by, or cause Surviving Corporation to assume and agree to be bound by, each Change in Control Agreement with the individuals expressly identified by the Company to Merger Co as such prior to the date of this Agreement, and (ii) honor or cause to be honored, in accordance with their terms, all the Change in Control Agreements and any other employment agreements, in each case with the current and former employees of the Company and the Subsidiaries expressly identified by the Company to Merger Co as such prior to the date of this Agreement.

(f) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan (“ESPP”). All offering periods in progress immediately prior to the Effective Time shall cease and the Company shall terminate the ESPP immediately prior to the Effective Time. With respect to persons participating in the ESPP on the date on which the offering periods cease and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period). With respect to matters described in this Section 6.06(f), the Company will communicate with Merger Co (and reasonably the communications of Merger Co) prior to sending any material notices or other communication materials to its employees.

(g) For the avoidance of doubt, it is expressly agreed that the provisions of Section 9.08 shall apply to this Section 6.06.

SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Merger Co, and Merger Co shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any condition to the obligations of any party hereunder not to be satisfied (subject, in the case of the matters addressed by Section 6.08(d), to the provisions of Section 6.08(d)), and (b) any failure of the Company or Merger Co to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Merger Co, and Merger Co shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Merger Co, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Merger Co, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

SECTION 6.08 Financing. (a) Merger Co shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no more adverse to the Company and (ii) to satisfy on a timely basis all conditions applicable to Merger Co in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, including as a result of any Lender MAC (as defined below), Merger Co shall (A) with respect to the Senior Secured Financing, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Merger Co (as determined in the reasonable judgment of Merger Co) as promptly as practicable following the occurrence of such event, and (B) with respect to the High Yield Financing, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Merger Co (as determined in the reasonable judgment of Merger Co) no later than the last day of the Marketing Period. In the event that (x) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (other than those contained in Sections 7.02(c) and 7.03(c)) and (z) the Bridge Financing (or alternative bridge financing obtained in accordance with this Section 6.08(a)) is available on the terms and conditions described in the Commitment Letters (or replacement commitment letters), Merger Co shall use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such High Yield Financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive business days after the date hereof throughout which (A) the Merger Co shall have the Required Financial Information that the Company is required to provide to the Merger Co pursuant to Section 6.08(b), and (B) the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) shall be satisfied; provided, that if such 15 business day period would otherwise end on or after August 19, 2005, the Marketing Period shall end on October 10, 2005; and provided, further that the Marketing Period shall end on any earlier date which is the third business day following the date the Debt Financing is consummated. Merger Co shall give the Company prompt notice of any material breach by any party of the Commitment Letters of which Merger Co becomes aware, any termination of the Commitment Letters or any Lender MAC. Merger Co shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company. For purposes of this Agreement, the term “Lender MAC” shall mean (x) any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency or reorganization (or similar petition or initiation of proceedings under any debtor relief Law) filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditors by, any lender or lenders providing at least 25% of the Debt Financing contemplated by the Commitment Letters or (y) any order, decree or injunction of a court or agency of competent jurisdiction, including any such lender’s primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the Commitment Letters affecting any lender or lenders providing at least 25% of the Debt Financing contemplated by the Commitment Letters, which, in each case, prevents the lender or lenders from providing the financing contemplated by such Commitment Letters and which, in the case of any petition filed against any such lender or lenders, is not dismissed within ten days of being filed.

(b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Merger Co (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) no later than the date of mailing of the Proxy Statement, furnishing Merger Co and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes (the “Required Financial Information”), (iii) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in paragraphs (e), (f), (g), and (i) of Exhibit F to the Commitment Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iv) assisting Merger Co and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (v) reasonably cooperating with the marketing efforts of Merger Co and its financing sources for any of the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Merger Co, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) reasonably facilitating the pledging of collateral, and (viii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Merger Co; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Merger Co shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Merger Co shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries).

(c) All non-public or otherwise confidential information regarding the Company obtained by Merger Co or its Representatives pursuant to Section 6.08(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld.

(d) Within 60 days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the United States commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the Debt Financing for a period of three or more consecutive business days, Merger Co shall deliver to the Company a certificate (the “Market MAC Notice”) to that effect signed by an officer of Merger Co, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a “Market MAC”). At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Merger Co to such effect (a “Company Waiver Request”)) that Merger Co fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Merger Co delivers to the Company a written notice that Merger Co waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a “Merger Co Waiver Notice”), then such Market MAC shall cease to be a basis for Merger Co not consummating the Merger. In the event that Merger Co fails to deliver a Merger Co Waiver Notice with respect to a Market MAC within the longer of (i) seven days after Merger Co’s receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Merger Co delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Merger Co the Company Waiver Request (the longer of such periods being hereinafter referred to as the “Requisite Response Period”), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(j) within 10 business days after expiration of the Requisite Response Period. Notwithstanding anything to the contrary in this Section 6.08(d), nothing shall release Merger Co from continuing to be obligated to use its reasonable best efforts to obtain (i) the Debt Financing or (ii) an alternative financing in accordance with Section 6.08(a) in the event Merger Co declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

(e) The Company shall use commercially reasonable efforts, upon the reasonable request of Merger Co, to contribute or transfer, immediately prior to the Effective Time, any or all of its foreign Subsidiaries to a newly formed holding company or to take any other action reasonably requested by Merger Co; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Specified Contract relating to any applicable Subsidiary, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Merger Co confirming that Merger Co are prepared to proceed immediately with the Closing, and (iii) any and all such actions shall not constitute a breach by the Company of any representation, warranty or covenant made by the Company pursuant to this Agreement. If the Closing is not consummated, Merger

Co shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.08(e). Notwithstanding anything in this Section 6.08(e) to the contrary, the Company shall not be required to take any action under this Section 6.08(e) prior to the Closing, unless Merger Co shall have agreed to indemnify and hold harmless the Company and its Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions.

(f) Within nine business days after the date of this Agreement, Merger Co shall deliver, or cause to be delivered, to the Company either (i) an opinion of counsel for each Guarantor as to the enforceability of the Guarantee of such Guarantor and such other matters reasonably requested by the Company, which opinion shall be in form and substance reasonably satisfactory to the Company, or (ii) such other assurance reasonably satisfactory to the Company that the obligations of each Guarantor under its Guarantee will be satisfied in full when due in accordance with the terms thereof.

SECTION 6.09 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, including the terms and conditions set forth in Section 6.08(a) specifying the circumstances under which Merger Co is obligated to draw the Bridge Financing, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Merger, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Merger Co or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition or fair trade Laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties hereto shall have an opportunity to review and comment on drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which comments shall be considered by the other party in good faith, shall cooperate with each other in connection with the prompt making of all such filings, will furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and will provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Merger.

(b) Merger Co and the Company shall file as soon as practicable after the date of this Agreement all required or advisable notifications under, or relating to, the HSR Act and any antitrust, competition or fair trade Law of any applicable United States or non-United States governmental antitrust authority and shall respond as promptly as practicable to all inquiries or requests for additional information received from a Governmental Authority in relation to such filings or notices for additional information or documentation. Merger Co agrees to take whatever action may be necessary to resolve any objections as may be asserted under the HSR Act or any other applicable antitrust, competition or fair trade Laws with respect to the Merger.

Notwithstanding anything in this Agreement to the contrary, no action taken by Merger Co pursuant to this Section 6.09(b) shall entitle Merger Co to any diminution of the Merger Consideration.

(c) The Company and Merger Co shall, and the Company shall cause the Subsidiaries to, use their respective reasonable best efforts to obtain any third party consents (i) necessary to consummate the Merger and the Other Transactions, (ii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time or (iii) in the case of the Company or any Subsidiary, otherwise reasonably requested by Merger Co. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Merger Co, to minimize any adverse effect upon the Company and Merger Co resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 6.08, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger, (i) without the prior written consent of Merger Co which shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) neither Merger Co nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Merger Co and the Company. Thereafter, each of Merger Co and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 6.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Merger Co at the Closing evidence reasonably satisfactory to Merger Co of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Merger Co to the Company in writing at least ten business days prior to the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust Laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Governmental Consents. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Authorities.

SECTION 7.02 Conditions to the Obligations of Merger Co. The obligations of Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, or “in any material respect” except for the limitation set forth in the first sentence of Section 3.09 and the limitation set forth in Section 5.01(r)(ii) to the extent referred to in Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, or “in any material respect” except for the limitation set forth in the first sentence of Section 3.09 and the limitation set forth in Section 5.01(r)(ii) to the extent referred to in Section 3.09) would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that Losses resulting from an event or occurrence shall be disregarded for purposes of determining whether any representation or warranty is true and correct unless such Losses exceed

$2,000,000 from any such event or occurrence or series of related events or occurrences. In addition, the representations and warranties set forth in (i) Sections 3.03(a) and 3.03(d) shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and (ii) Section 3.20 and the first sentence of Section 3.09 shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Merger Co a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke this Section 7.02(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) through (iv) described in the first sentence of Section 6.08(d) has occurred for less than three consecutive business days (without giving effect to the three consecutive business day period already referenced with respect to the applicable event in Section 6.08(d)), then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.08(d).

(e) No Lender MAC. No Lender MAC shall have occurred after the date of this Agreement; provided, however, that Merger Co shall not have the right to invoke this Section 7.02(e) if Merger Co is in material breach of its obligations under Section 6.08(a). If any petition described in the last sentence of Section 6.08(a) shall have been filed during the preceding ten days and not dismissed, then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Lender MAC in accordance with Section 6.08(a).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Merger Co contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true or correct would not prevent the consummation of the Merger or prevent Merger Co from performing its obligations under this Agreement.

(b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Merger Co and the Company;

(b) by either Merger Co or the Company if the Effective Time shall not have occurred on or before September 15, 2005 or, if the Marketing Period has not ended before August 19, 2005, the September 15, 2005 date shall be extended to October 10, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Merger Co or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Merger Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to the Company;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to Merger Co;

(f) by either Merger Co or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting;

(g) by Merger Co if the Company Board shall have (i) effected a Change of Board Recommendation, (ii) recommended or approved any Acquisition Proposal, (iii) within 5 business days of the date any Acquisition Proposal is first published or sent or given, taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal, or (iv) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger;

(h) by the Company if, prior to the Effective Time, the Company Board determines in good faith (after consultation with its legal and financial advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing a written notice to Merger Co (a “Notice of Superior Proposal”) advising Merger Co that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Merger Co does not, within five business days of Merger Co’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its legal and financial advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such five business day period, the Company shall negotiate in good faith with Merger Co (to the extent Merger Co wishes to negotiate) to enable Merger Co to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Merger Co an additional written Notice of Superior Proposal, and the five business day period referenced above shall be extended for an additional two business days after Merger Co’s receipt of such additional Notice of Superior Proposal; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays the Company Termination Fee as directed by the Merger Co in writing in accordance with Section 8.03;

(i) by the Company if (A) all of the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) have been satisfied, and (B) the Merger shall not have been consummated on the last day of the Marketing Period; or

(j) by the Company if Merger Co fails to deliver a Merger Co Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.04(a) that (1) relates to an acquisition by a person or group acting in concert of any of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise, (B) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, (C) the Company’s investment support systems business, or (D) the Company’s availability services business, (2) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Merger Co in response thereto) and (3) which the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is reasonably capable of being consummated and, to the extent the Company Board determines in good faith that financing is material to such Acquisition Proposal, for which such person or group acting in concert has received executed financing commitment letters on terms comparable to those contained in the Commitment Letters.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the indemnification and reimbursement obligations of Merger Co contained in Sections 6.08(b) and 6.08(e), the Guarantees referred to in Section 4.09, and the provisions of Sections 6.03(b) and 6.08(c), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 8.03 Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or with respect to Merger Co, incurred by Merger Co’s stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Merger Co pursuant to Section 8.01(d), then the Company shall pay the Expenses of Merger Co up to an aggregate amount of $25,000,000 (the “Termination Expenses”) as directed by Merger Co in writing and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that appears to have been bona fide and (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the

Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company will also pay the Company Termination Fee as directed by Merger Co in writing;

(ii) by Merger Co or the Company pursuant to Section 8.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that appears to have been bona fide and (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay the Company Termination Fee as directed by Merger Co in writing;

(iii) by Merger Co pursuant to Section 8.01(g), then (so long as Merger Co was not in breach of any of its representations, warranties or covenants in this Agreement such that the applicable condition to the Company’s obligation to consummate the Merger would not have been satisfied as of the Termination Date) the Company shall pay the Company Termination Fee as directed by Merger Co in writing; or

(iv) by the Company pursuant to Section 8.01(h), then the Company shall pay the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination) as directed by Merger Co in writing.

(c) The Company Termination Fee shall be paid by the Company as directed by Merger Co in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid by the Company as directed by Merger Co in writing in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Termination Expenses.

(d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $300,000,000; provided, however, if (A) the Agreement is terminated pursuant to Sections 8.01(g) or 8.01(h), and (B) such termination has occurred in connection with the receipt by the Company of an Acquisition Proposal contemplating the sale of only its availability services business, then for purposes of Sections 8.03(b)(iii) and 8.03(b)(iv), “Company Termination Fee” shall mean $200,000,000.

(e) Merger Co agrees that, if the Company shall terminate this Agreement pursuant to (i) Section 8.01(e), (ii) Section 8.01(b) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) have been satisfied, or (iii) Section 8.01(i), then Merger Co shall pay to the Company a fee of $300,000,000 (the “Merger Co Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

(f) Each of the Company and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Merger Co shall fail to pay the Merger Co Termination Fee when due, the Company or the Merger Co, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Merger Co Termination Fee pursuant to this Section 8.03 or the guarantee thereof pursuant to the Guarantees shall be the exclusive remedy of the Company and the Subsidiaries against Merger Co, the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of the Merger Co Termination Fee in accordance with this Section 8.03, none of Merger Co, the Guarantors or the Company, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Merger Co also shall be obligated with respect to the second sentence of this Section 8.03(f), the indemnification and reimbursement obligations of Merger Co contained in Sections 6.08(b) and 6.08(e) and the provisions of Sections 6.03(b) and 6.08(c), it being understood that no other person (including the Guarantors) shall have any liability or obligation under or with respect to such provisions).

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Merger Co:

Solar Capital Corp.

c/o Silver Lake Partners

9 West 57th Street

New York, NY 10019

Facsimile No.: (212) 981-3535

Attention: Glenn Hutchins

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile No.: (617) 951-7050

Attention: Alfred O. Rose

if to the Company:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Facsimile No: (610) 687-3725

Attention: Chief Legal Officer

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile No: (212) 848-7179

Attention: Clare O’Brien

  Creighton O’M. Condon

SECTION 9.03 Certain Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry of the persons designated in Section 9.03(a) of the Company Disclosure Schedule) of any executive officer of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Merger Co or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 6.04(e)
Action	§ 3.10
Agreement	Preamble
Bridge Financing	§ 4.08(b)
Broker-Dealer Subsidiary	§ 3.06(e)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(b)
Change in Board Recommendation	§ 6.04(c)

Defined Term	Location of Definition
Change in Control Agreement	§ 3.11(b)
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 3.11(b)
Commitment Letters	§ 4.08(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.19(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	§ 3.01(a)
Company Permits	§ 3.06(a)
Company Preferred Stock	§ 3.03(a)
Company Rights Agreement	§ 3.03(b)
Company Stock Option Plans	§ 2.04(a)
Company Stock Options	§ 2.04(a)
Company Stockholders’ Meeting	§ 6.02
Company Termination Fee	§ 8.03(d)
Company Waiver Request	§ 6.08(d)
Computer Software	§ 3.14(g)
Confidentiality Agreement	§ 6.03(b)
Contract	§ 3.05(a)
Credit Agreement	§ 3.03(d)
Debt Financing	§ 4.08(b)
DGCL	§ 1.01
Dissenting Shares	§ 2.05(a)
Effective Time	§ 1.03
Employee	§ 6.06(a)
Environmental Laws	§ 3.16(c)(i)
Environmental Permits	§ 3.16(c)(ii)
Equity Funding Letters	§ 4.08(a)
ERISA	§ 3.11(a)
ERISA Affiliate	§ 3.11(b)
Escrow Agent	§ 2.04(b)
ESPP	§ 6.06(f)
Exchange Act	§ 3.05(b)
Exchange Fund	§ 2.02(a)
Expenses	§ 8.03(a)
FASB	§ 5.01(i)
Financing	§ 4.08(b)
Foreign Benefit Plan	§ 3.11(f)
Future Options	§ 5.01(b)
Future Plan	§ 5.01(b)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)

Defined Term	Location of Definition
Guarantees	§ 4.09
Guarantors	§ 4.09
Hazardous Substances	§ 3.16(c)(iii)
High Yield Financing	§ 4.08(b)
HSR Act	§ 3.05(b)
Indemnified Parties	§ 6.05(b)
Infringe	§ 3.14(a)
Intellectual Property	§ 3.14(g)
Investments	§ 3.01(c)
IRS	§ 3.11(a)
Law	§ 3.05(a)
Leased Properties	§ 3.13(b)
Lender MAC	§ 6.08(a)
Liens	§ 3.13(a)
Losses	§ 6.05(b)
Market MAC	§ 6.08(d)
Market MAC Notice	§ 6.08(d)
Marketing Period	§ 6.08(a)
Material Subsidiary	§ 3.01(a)
Merger	Recitals
Merger Co	Preamble
Merger Co Termination Fee	§ 8.03(e)
Merger Co Waiver Notice	§ 6.08(d)
Merger Consideration	§ 2.01(a)
Multiemployer Plan	§ 3.11(b)
Multiple Employer Plan	§ 3.11(b)
NASD	§ 3.05(b)
Notice of Superior Proposal	§ 8.01(h)
NYSE	§ 3.05(b)
Option Amount	§ 2.04(a)
Other Transactions	§ 3/04
Other Filings	§ 3.08
Owned Intellectual Property	§ 3.14(c)
Owned Real Property	§ 3.13(a)
Owned Software	§ 3.14(f)
Paying Agent	§ 2.02(a)
Permitted Liens	§ 3.13(a)
Plans	§ 3.11(a)
Proxy Statement	§ 3.05(b)
Purchaser Welfare Benefit Plans	§ 6.06(d)
Receivables Financing	§ 4.08(b)
Representatives	§ 6.03(a)
Required Financial Information	§ 6.08(b)
Requisite Response Period	§ 6.08(d)
Rights	§ 3.03(b)

Defined Term	Location of Definition
Sarbanes-Oxley Act	§ 3.06(g)
Schedule 13E-3	§ 3.05(b)
Scheduled Intellectual Property	§ 3.14(b)
Scheduled Options	§ 2.04(a)
SEC	§ 3.05(b)
SEC Reports	§ 3.07(a)
Section 262	§ 2.02(d)
Securities Act	§ 3.07(a)
Self-Regulatory Organization	§ 3.06(c)
Senior Secured Financing	§ 4.08(b)
Shares	§ 2.01(a)
Specified Contract	§ 3.17(b)
Stockholder Approval	§ 3.19(b)
Subsidiary	§ 3.01(a)
Superior Proposal	§ 8.01
Surviving Corporation	§ 1.01
Tax or Taxes	§ 3.15(g)(i)
Tax Returns	§ 3.15(g)(ii)
Termination Expenses	§ 8.03(b)(i)
Termination Date	§ 8.01
Third Party Licenses	§ 3.14(d)

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Merger Co and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Guarantees constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Co may assign all or any of their rights and obligations hereunder to any affiliate of Merger Co, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Remedies; Specific Performance. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Merger Co for such losses or damages shall be limited to $300,000,000 and any amounts owed under Sections 6.08(b), 6.08(e) and 8.03(f), (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Merger Co or the Guarantors or their respective Representatives and affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Merger Co shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Co or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.07(a) and 8.03(f); provided, however, the Company shall be entitled to specific performance against Merger Co (but not the Guarantors) to prevent any breach by Merger Co of Sections 6.03(b) and 6.08(c).

SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

By	/s/ James L. Mann
Name:	James L. Mann
Title:	Chairman of the Board

SOLAR CAPITAL CORP.

By	/s/ Glenn H. Hutchins
Name:	Glenn H. Hutchins
Title:	President